Exhibit 10.1

☐	Company’s Copy

☐	Your Copy

Manugistics Group, Inc.

Amended and Restated 1998 Stock Option Plan

Restricted Stock Bonus Agreement

Supplemental Retention Program

To:

Manugistics Group, Inc. (“Manugistics”) has granted you (the “Grant”) under its Amended and Restated 1998 Stock Option Plan (the “1998 Plan”) the number of shares of Manugistics common stock (the “Shares”) set forth on Exhibit A to this Agreement, subject to certain restrictions specified below in Restrictions and Forfeiture.  (While subject to the restrictions, this Agreement refers to the Shares as “Restricted Stock.”)

The Grant is subject in all respects to the applicable provisions of the 1998 Plan, as amended.  This Agreement does not cover all of the rules that apply to the Grant under the 1998 Plan, and the 1998 Plan defines any terms in this Agreement that the Agreement does not define.

In addition to the terms and restrictions in the 1998 Plan, the following terms and restrictions apply to the Grant:

Payment	You are paying Manugistics the par value for the Restricted Stock as of the Date of Grant.

Restrictions and Forfeiture

You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in a share of Restricted Stock until the share is vested. Any attempted Transfer that precedes the Date of Vesting (as set forth in Exhibit A) is invalid.

Unless the Administrator (generally the Compensation Committee of the Board of Directors) determines otherwise at any time or Exhibit A provides otherwise, if your service with Manugistics (and its subsidiaries) ends for any reason before all of your shares of Restricted Stock are Vested, then you will forfeit your unvested shares to the extent that they do not otherwise vest as a result of the termination of your employment. The forfeited shares of Restricted Stock will then immediately revert to Manugistics. You will receive no payment for Shares that you forfeit.

Vesting Schedule

Assuming you remain an employee of (or director of) Manugistics, its subsidiaries, or its affiliates, all restrictions under Restrictions and Forfeiture will lapse on the Restricted Stock as set forth on Exhibit A and they will become “Vested,” and you will be able, subject to normal securities limitations, to sell the Shares.

Possession

While unvested, the Restricted Stock will be held by an agent or service provider designated by Manugistics. After Vesting, Manugistics will direct the transfer of Shares to you using share certificates or other indicia of ownership.

Additional Conditions to Receipt	Manugistics may postpone issuing and delivering any Shares for so long as Manugistics determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to receive the Shares after your death is entitled to do so;

your complying with any requests for representations under the 1998 Plan; and

your complying with any federal, state, or local tax withholding obligations.

Taxes and Withholding	Receipt of the Grant has tax consequences for you. You will be taxable on the Shares as they become Vested at their future value at the Date of Vesting in accordance with applicable law.

You must arrange for payment of the withholding taxes and/or confirm that Manugistics is arranging for appropriate withholding.

Additional Representations from You

If you receive Restricted Stock at a time when Manugistics does not have a current registration statement (generally on Form S-8) under the Act that covers issuances of shares to you, you must comply with the following before Manugistics will release the Shares to you. You must —

represent to Manugistics, in a manner satisfactory to Manugistics’ counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and agree that you will not sell, transfer, or otherwise dispose of the Shares unless:

a registration statement under the Securities Act of 1933 (the “Act”) is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or

Manugistics has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Additional Restriction	You will not receive the Shares if issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations.

No Effect on Employment or Other Relationship

Nothing in this Agreement restricts Manugistics’ rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of employment or other relationship, whether by Manugistics or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the 1998 Plan and any applicable employment or severance agreement or plan.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices

Any notice you give to Manugistics must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of Manugistics’ Secretary (or to Manugistics’ Chief Financial Officer if you are then serving as Secretary). If mailed, you should address it to Manugistics’ Secretary (or the Manugistics’ Chief Financial Officer) at Manugistics’ then corporate headquarters, unless Manugistics directs participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. Manugistics and the Administrator will address any notices to you at your office or home address as reflected on Manugistics’ personnel or other business records. You and Manugistics may change the address for notice by like notice to the other, and Manugistics can also change the address for notice by general announcements to participants.

Legends

Manugistics will endorse on all certificates (if any) representing any Shares of Manugistics subject to the provisions of this Agreement legends in substantially the following forms (in addition to any other legend that other agreements among the parties may require):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AS SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

Additional legends may be placed on the Shares to comply with applicable blue sky laws and/or if the parties agree that certain additional legends must be placed on the certificates.

1998 Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the 1998 Plan, the terms of the 1998 Plan will control.

MANUGISTICS GROUP, INC.

Date:	By:
Name:
Title:

Manugistics Group, Inc.

ACKNOWLEDGMENT

I acknowledge I received a copy of the 1998 Plan.  I represent that I have read and am familiar with the 1998 Plan’s terms.  By signing where indicated on Exhibit A, I accept each Grant subject to all of the terms and provisions of this Agreement and of the 1998 Plan under which the Grant is made, as the 1998 Plan may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the 1998 Plan with respect to each Grant.

Date:
Signature

Name:

No one may sell, transfer, or distribute the securities covered by the Grant without an effective registration statement relating thereto or a satisfactory opinion of counsel satisfactory to Manugistics or other information and representations satisfactory to Manugistics that such registration is not required.

Grant No.

Manugistics Group, Inc.

Amended and Restated 1998 Stock Option Plan

Restricted Stock Bonus Agreement

Supplemental Retention Program

Exhibit A

Recipient Information:

Name:	S.S.N.:

Signature:

Grant Information:

Restricted Shares:

Date of Grant:

Total Value of Shares at Date of Grant:

Par Value Payment:

Vesting Schedule:

Subject to the requirement that you be employed by Manugistics Group, Inc. and its subsidiaries (the “Company”) (or be a member of the Board of Directors of the Company (the “Board”) immediately before the relevant event, this Grant will be fully nonforfeitable (“Vested”) as of the earliest of

(i) November 1, 2006 (the first anniversary of the date of grant);

(ii) the date of a “Change in Control” (as defined in Exhibit B); or

(iii)          the date of your resignation for “Good Reason” or the Company’s involuntary termination of your employment other than for “Cause” (both as defined in Exhibit B) (each of (i), (ii) and (iii) above constituting a “Date of Vesting”).

Grant Expiration Rules:

Except as provided above, you will forfeit any unvested portions of this Grant immediately on the later of the date you cease to be employed (or, if later, a member of the Board) or cease to be entitled to severance payments. Ceasing to be employed for this purpose includes death and termination as a result of disability.

Parachute Treatment:

If the vesting of this Grant would subject you to the federal excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the vesting will be treated as provided under Exhibit C.

Exhibit B

Definitions

A “Change in Control” for this purpose means the occurrence of any one or more of the following events:

(i) sale of all or substantially all of the assets of the Company to one or more individuals, entities, or groups acting together;

(ii) complete or substantially complete dissolution or liquidation of the Company;

(iii) a person, entity, or group acquires or attains ownership of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

(iv) completion of a merger, consolidation, or reorganization of the Company with or into any other entity unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, retain control because they hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent;

(v) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest; or

(vi) during any two year period, the individuals who constitute the Board at the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied), provided that any individuals that a majority of Incumbent Directors approve for service on the Board are treated as Incumbent Directors.

The Board or the Compensation Committee will have the same authority to determine the existence of a Change in Control under this definition as it has under the 1998 Plan.  In addition, if the 1998 Plan would cause a grant of options or stock to terminate or be converted under its terms and under the authority of the Board or the Compensation Committee, the 1998 Plan will control.

“Cause” means the individual:

(i) commits a material breach of his or her obligations or agreements with respect to the Company;

(ii) commits an act of fraud, material dishonesty, or gross negligence with respect to the Company or otherwise act with willful disregard for the Company’s best interests;

(iii) fails or refuses to perform any duties delegated to him or her that are consistent with the duties of similarly-situated executives or are otherwise required;

(iv) seizes a corporate opportunity for himself or herself instead of offering such opportunity to the Company if it is within the scope of the Company’s or its subsidiaries’ or parent’s business; or

(v) is convicted of or pleads guilty or no contest to a felony (or to a felony charge reduced to misdemeanor), or, with respect to his or her employment, to any misdemeanor (other than a traffic violation) or, with respect to his or her employment, knowingly violates any federal or state securities or tax laws.

“Good Reason” means:

(i) the Company reduces the individual’s base salary without his or her consent; or

(ii) the Company assigns the individual duties materially inconsistent with, or substantially diminishes, his or her status or responsibilities without his or her consent.

Exhibit C

Parachute Tax Treatment

The Company will vest this Grant without regard to whether the deductibility of compensation under such vesting (or any other payments or benefits) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the participants to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of options and Restricted Stock) under the Supplemental Retention Program, then the amount provided under this Grant (and other amounts received under the Supplemental Retention Program) will be reduced or eliminated as follows: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options and Restricted Stock) and (ii) second, by reducing or eliminating the vesting of the options and Restricted Stock that occurs as a result of a Change in Control (as provided above), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under the Supplemental Retention Program are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under the Supplemental Retention Program (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to the applicable participant or refunded by him or her, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Program, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of a participant (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).